Exhibit 10.07

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

SERVICE PROVISION AGREEMENT

I. ZENVIA MOBILE SERVICOS DIGITAIS SA, headquartered at Avenida Dr. Nilo Peçanha, No. 2.900 - 14th floor, Bairro Chácara das Pedras, city of Porto Alegre, State of Rio Grande do Sul CEP: 9130-001, registered under the CNPJ / MF No. 14.096.190 / 0001-05, in this act represented in the form of its Bylaws, hereinafter referred to as "CONTRACTING PARTY"; and, on the other hand,

II. TIM SA, headquartered at Avenida João Cabral de Mello Neto, 850, block 01, room 1212, Barra da Tijuca, in the City of Rio de Janeiro, State of Rio de Janeiro, registered under the CNPJ / MF No. 02.421.421 / 0001-11, hereby represented in the form of its Bylaws, hereinafter referred to as “TIM”.

CONTRACTING PARTY and TIM jointly referred to as “Parties” and individually referred to as “Party”.

CONSIDERING THAT:

i. TIM is the company that provides Personal Mobile Service (PMS) and that has specific network technology and computer systems for sending and receiving Short Text Messages (“SMS”);

ii The CONTRACTING PARTY is interested in providing services to its respective Direct Clients, providing informational material, by sending SMS, using, for that purpose, TIM's communication service platform. The SMS A2P is a form of communication where the SMS is sent or terminated from an application, and not between cell phones; as in the case of SMS P2P.

THE PARTIES decide to enter into this Agreement for the Provision of Services (“Agreement”), which will be governed by the following clauses:

FIRST CLAUSE: DEFINITIONS

1.1 As used in this Agreement, the following terms have the meaning indicated below. The other terms referred to in capital letters and not defined herein will have the meanings assigned in the body of this Agreement:

a)	Application: is the CONTRACTING PARTY's property system, described in Annex I (INFOTIM Service Request Form) of this Agreement, which will be connected to TIM 's communication network for the execution of this Agreement;

b)	Provision Area: is the geographic area in which TIM holds authorization to operate the PMS;

c)	PMS TIM client (s): natural and / or legal users of TIM 's SMP and who have Mobile Stats able to send and / or receive SMS;

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d)	CONTRACTING PARTY: Legal entity that will hire TIM services, object of this Agreement, according to the information contained in the INFOTIM Service Request Form - Annex I.

e)	Direct Client(s): legal person who will hire the services of the CONTRACTING PARTY, as provided in this Agreement and in accordance with the information contained in the INFOTIM Service Request Form - Annex I.

f)	Mobile Station: means the cell phone already enabled;

g)	Confidential Information: (i) information regarding each Party's business, including, but not limited to, each Party's product plans, list and number of customers, access codes and other customer information, business model and values agreed in this Agreement and in any additive terms, designs, personnel, research, development or technical knowledge, product performance indicators; (ii) any information identified by either Party as “confidential”;

h)	Large Account: number provided by TIM to the CONTRACTING PARTY, through which the user sending and / or receiving the SMS can identify the CONTRACTING PARTY. This same number will also allow TIM to identify the CONTRACTING PARTY;

i)	Dedicated Link: it is a private link between two different points that allows the transmission of data between TIM and the CONTRACTING PARTY's "Datacenter";

j)	Short Text Messages or SMS: they are text messages of up to 160 (one hundred and sixty) characters, transported through a network of communication services, which are originated or destined to a specific Mobile Station;

k)	SMS P2P messages: SMS messages sent from one person to another person;

I)	SMS A2P messages: SMS messages sent by an application to a person;

m)	SMS Binary messages - messages that allow the sending of various types of content, such as transferring ringtones, configurations of the telephone system and WAP-Push via text messages;

n)	Mobile Marketing - Marketing actions through the sending of messages (SMS), to users who are not from the CONTRACTING PARTY and / or Direct Client base. Such actions can only be performed for Users with the opt in of the CONTRACTING PARTY and / or the Direct Client.

o)	Fraudulent SMS messages: sending SMS which were unsolicited or unauthorized by the user or that may contain information or links that may harm the user in any way, be they Span, Spoofing, Phishing or any other category of SMS that may be developed;

p)	Users: individuals and / or legal entities using the Personal Mobile Service (PMS), who have a direct commercial relationship with the CONTRACTING PARTY and / or with the Direct Client and who have given the opt in to receive A2P SMS;

q)	VPN (Virtual Private Networking): is the virtual tunnel built through the Internet Network, connecting the GPRS Data Network to the CONTRACTING PARTY's "Datacenter";

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SECOND CLAUSE: OBJECT

2.1 The purpose of this Agreement is the provision of services by TIM to the CONTRACTING PARTY, consisting of:

a) Sending and receiving SMS A2P, only and exclusively for the purposes defined in item 2.2 of the Agreement, between CONTRACTING PARTY, Direct Customers and Users.

b) Sending and receiving SMS A2P, carried out for national and / or international companies inside and / or outside the national territory, as the case may be. The CONTRACTING PARTY is allowed to provide services, on an unlimited basis, to national and international companies, according to the conditions provided for in this instrument.

c) InfoTIM Technical Management, by (I) making available its PMS network structure and TIM's communication systems, to which the CONTRACTING PARTY must connect its Application, according to the information contained in the INFOTIM Service Request Form, described in Annex I of the Agreement, (II) programming of the technical parameters of message flow (TPS - transactions per second), according to the volume expected by the CONTRACTING PARTY, (III) programming of the technical parameters of SMS forwarding

2.1.1 The provision of the service, by InfoTIM Technical Management, mentioned in item (b) above, will be performed at TIM's technical facilities.

2.2 The Text Messages to be sent have as only and exclusive purpose the sending of SMS that is characterized as "SMS A2P", and may contain the following type of information:

a)	financial information (balances, statements, debit and credit card usage alerts, investment positions or any other transactions relating to the commercial relationship between the end customer and the financial institution providing the information);

b)	information of different content, applicable to the communication of the Direct Client to its collaborators, partners, suppliers, among others;

c)	monitoring information, applicable to the transport sector, to control of vehicle location;

d)	telemetry information, applicable to the control and use of industry alarms and public services;

e)	access information and personal data, for public utility services, among others;

f)	inventory information, order control, sales control, among others, applicable to sales force automation;

g)	information regarding the commercial relationship between the User and the CONTRACTING PARTY or the Direct Client, provider of the information;

h)	authentication information or application maintenance.

i)	advertising material of the CONTRACTING PARTY to PMS TIM Customers by means of the lease of virtual space through telecommunication services for sending SMS, provided by TIM through this Agreement. TIM will, in this case, make the CONTRACTING PARTY 's content directly available to PMS TIM Customers.

2.2.1 Any other purposes other than those mentioned above are strictly prohibited.

2.3 Depending on the CONTRACTING PARTY's Application, SMSs may be sent from the CONTRACTING PARTY to its Direct Customers and from Direct Customers to CONTRACTING PARTY (“two way”), or only from the CONTRACTING PARTY to its Direct Customers or Direct Customers to CONTRACTING PARTY (“one way”). SMSs may also be sent by the CONTRACTING PARTY on behalf of its Direct Customers.

2.4 In order for SMSs to be sent in any of the circumstances of Clause 2.2, they must follow the standards established by TIM, as described in the Annexes.

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2.5 The following annexes (“Annexes”) are part of this Agreement for the purposes of law:

Annex I - INFOTIM Service Request Form
Annex II - INFOTIM Operations Manual
Annex III - INFOTIM Commercial Table

THIRD CLAUSE: TERM

3.1 This Agreement will remain in force for a period of 12 (twelve) months retroactively from June 14, 2020.

3.2 At the sole discretion of the Parties, after the end of the above period, the term of the Agreement may be extended by signing an Addendum.

CLAUSE FOUR: TIM'S OBLIGATIONS

4.1 The following are TIM's obligations:

4.1.1 Make its communication network available, only and exclusively to enable the sending of SMS between the CONTRACTING PARTY, its Direct Clients and Users and / or vice versa, when the “ two way” application for the purposes of executing the object of this Agreement is used.

4.1.2 Make its communication network available for the CONTRACTING PARTY to connect the Application through Dedicated Link or VPN, at the option of the CONTRACTING PARTY which will bear the development, installation, cost and management of the means necessary to connect its network or server infrastructure to TIM network, as well as the configuration of its equipment.

4.1.3 Install firewalls and security devices on its network to detect and block possible SMS A2P Messages that are not in accordance with this Agreement or that can be categorized as Fraudulent SMS messages or SMS Messages that are not object of this Agreement.

4.1.4 Provide the CONTRACTING PARTY with technical assistance, 24 (twenty four) hours per day, 07 (seven) days a week. The technical service may be activated by the CONTRACTING PARTY via phone or email, according to the information indicated below and specifications in Annex I.

[XXXXX]
Phone: [XXXXX]
e-mail: [XXXXX]

4.2 TIM is not responsible for failure to receive SMS due to the occurrence of any fact or situation that prevents such activity, such as, but not limited to: absence or degradation of coverage, permanent or temporary, due to equipment failure, failure of power or transmission, or due to blocking of the mobile service, on the condition of inactive, suspension at the request of the SMP TIM Customer (not originating or receiving calls), recipient with mobile equipment disconnected or recipient outside TIM coverage area or any other technical impossibility.

4.2.1 Any failure to receive SMS by PMS TIM Customers or the Direct Customer, for any reason that is not a proven failure of TIM communication network, will not result in any liability for losses and damages to TIM in connection with activity (ies) not completed or not performed due to failure to receive SMS, and will not exempt them from paying for the SMS sent.

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4.3 The Service subject to this Agreement may be temporarily interrupted in the following situations:

a) scheduled stops for preventive or corrective maintenance, when the CONTRACTING PARTY will be notified at least 48 (forty-eight) hours in advance, by email;

b) emergency maintenance or repairs (not scheduled) of the system, the telecommunications network and / or the electrical network; and

c) fortuitous cases and major force, including, but not limited to, theft of physical parts of the network, strike by employees, strike by third parties contracted to maintain the network, fire and nature events.

4.4 TIM is not responsible for the content, origin or nature of the SMS sent, nor for its use thereof, being this exclusive responsibility of the CONTRACTING PARTY and the Direct Customers.

4.5 TIM will not forward registration information of PMS TIM Customers. The CONTRACTING PARTY is solely responsible for obtaining the registration of its Users, as well as their consent for receiving the SMS subject to this contract. The information from the CONTRACTING PARTY, Direct Customers, PMS TIM Customers and / or Users will only be forwarded in the event of a court order or in the event of a request from any public administrative or regulatory body, under the terms of the law.

4.6 The CONTRACTING PARTY hereby acknowledges and accepts that there is no guarantee that the recipient will actually receive the SMS, nor of the deadline for its sending.

CLAUSE FIVE: CONTRACTING PARTY'S OBLIGATIONS

5.1 The CONTRACTING PARTY has the following obligations, without prejudice to the other obligations provided for in this Agreement:

5.1.1 Obtain from PMS TIM Customers and Users, prior and express authorization (OPT-IN) to send and receive Text Messages, object of this Agreement. It is obliged to keep a copy of the authorization of PMS TIM Customers and Users, recipients of the SMS, fully exempting TIM from any responsibility, be it joint or subsidiary, regarding the lack of authorization or fraud of any nature.

5.1.1.1 The CONTRACTING PARTY undertakes not to use the Services, object of this Agreement for sending Fraudulent SMS or for sending SMS that are characterized as “SMS A2P”. In this sense, SMSs can only be sent to recipients who have granted prior authorization. The CONTRACTING PARTY is liable to them, to TIM and to third parties, in any way and at any time, even after the end of the term of this Agreement, for not requesting express authorization.

5.1.1.2 Copies of the previous authorizations, filed by the CONTRACTING PARTY, under the terms of Clause 5.1.1 above, shall be made available to TIM, if requested, respecting the maximum term of 05 (five) Business Days from the request by TIM.

5.1.1.3 It is up to the CONTRACTING PARTY to offer a solution to the recipient so that they can express, at any time and without any impediment, their intention to no longer receive SMS. The sending of SMS to the recipient after they have expressed that they no longer wish to receive it constitutes non-compliance with the obligations established in this Agreement, and, at TIM 's discretion, may also result in the possible unilateral termination of this Agreement, upon prior notice.

5.1.1.4 If TIM is sued in court, in an administrative forum of consumer protection agency or by the National Telecommunications Agency - ANATEL, for sending SMS within the scope of this Agreement to PMS TIM Customers or Users who have not previously and expressly authorized they want to receive it, the CONTRACTING PARTY shall exempt TIM from any liability, including pecuniary, assuming all expenses and related costs for TIM 's defense and payment of fines, with TIM being entitled to reimbursement if it incurs any disbursement.

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5.1.2 Pay due remuneration to TIM, in the form and term established in the Clause Nine of this Agreement.

5.1.3 Not send Text Message to Customers of PMS TIM, using the infrastructure and / or computer systems of telecommunications service providers competing with the companies of the TIM Group.

5.1.4 Define the content of the SMSs to be sent, ensuring the accuracy, correctness and veracity of the information sent and being responsible for the consequences arising therefrom, including to third parties.

5.1.5 Prevent the sending of messages and content that:

a)	Are false or give rise to doubtful interpretations, or offer content that is not those that the User and / or Direct Client will hire, trying in some way to deceive them;

b)	Invade the privacy of third parties or harm them in any way;

c)	Promote in some way racism against minority groups, or any other form of religious, political fanaticism or discrimination against groups of people or ethnic groups;

d)	Are obscene, such as pedophilia and other crimes of a sexual nature;

e)	Violate the rights of third parties, including, but not limited to copyright, and / or the creation and sending of unauthorized messages;

f)	Mention any type of advertising by providers of telecommunications services;

g)	Defend or condone drugs and drug trafficking, narcotics, cigarettes, alcoholic beverages or illegal games;

h)	Offend the law, morals or commercial ethics;

i)	Are in any way prohibited or not recommended to a certain age group, except if they are posted on an information channel in which they are disclosed differently;

j)	Offer illegal and / or pirated content, infringing the rights of authorship and property of third parties;

k)	Are considered fraudulent SMS.

5.1.6 Be fully responsible for the content of the SMS texts delivered, typed and / or created by it or by third parties, being responsible for their content in or out of court, exempting TIM from any liability, joint or several, for any and all claims, complaints, representations and legal actions of any nature, relating to the Services, including complaints from PMS TIM Users or Customers, in the event of disclosure of their information that is of a confidential nature.

5.1.7 Take responsibility for faithful compliance with the laws, and, so that messages that are mainly, defamatory, slanderous, fraudulent and / or affecting any legal device are not sent.

5.1.8 Keep TIM up to date and safe from any complaint regarding the content of the SMS sent, defending TIM, whenever it requesteds, administratively or judicially, in any instance or court, in the event that TIM is sued by any of PMS TIM Users or Customers due to SMS sent by instruction of the CONTRACTING PARTY.

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5.1.9 Reimburse all amounts resulting from court decisions, losses or damages of any nature that impact TIM, which have, as a result, mediate or immediate, the breach of obligations of the CONTRACTING PARTY under this Agreement.

5.1.10 Be responsible for contracting the necessary means to connect the Application to TIM's communication network.

5.1.11 Provide in writing the information and clarifications that may be requested by TIM representatives, as long as it is necessary to achieve the contractual object.

5.1.12 Keep Users informed of the conditions of use and prices of the service that constitute the object of this Agreement.

5.1.13 Give TIM previous information, according to the Flow established in Annex II (INFOTIM Operational Manual) of this Agreement, of any interruption and / or failures in the system, which makes the Service unavailable, even if momentarily. The system is understood here as the entire structure for the provision of the service, and, in addition, it must indicate, in this act, the name of the person responsible for any clarifications arising from any unavailability.

5.1.14 Take responsibility for notifying Users and Direct Customers about the unavailability of the system.

5.1.15 Assume full responsibility for the security necessary to prevent SMS interference in its systems. The Contracting Party acknowledges that it is its responsibility to take all precautions to avoid any fraud, diversion or damage arising from the misuse of SMS or its contents by Users, Direct customers and third parties.

5.1.16 Be responsible for the solution items under its responsibility, including all hardware resources (firewall, switch, router, server, etc.), software (connection application with INFOTIM), network services necessary for the solution to function properly (DNS, DHCP, VPN, etc.)

5.1.17 The CONTRACTING PARTY agrees that it cannot accept requests for the transfer of Large Accounts from Direct Customers from TIM's base, unless expressly agreed by TIM.

5.1.18 Any restriction and limitation of liability agreements that the CONTRACTING PARTY has with its Direct Customers will not limit the CONTRACTING PARTY 's liability to TIM for the fulfillment of the obligations assumed, including for the acts and actions of its Direct Customers.

5.2 The CONTRACTING PARTY declares that it is aware and is in accordance with the information, requirements and obligations contained in the INFOTIM Operations Manual - Annex II of this instrument.

5.3 The CONTRACTING PARTY is prohibited from using the TIM brand without TIM's prior authorization. Proved its unauthorized use, the CONTRACTING PARTY is subject to a penalty for improper use of the trademark and possible termination of this Agreement.

5.4 The CONTRACTING PARTY shall act and respond to TIM for the full compliance with all obligations, guarantees, penalties, responsibilities and, in general, any other obligations arising from the Agreement.

5.5 The CONTRACTING PARTY is prohibited from using alternative routes for sending SMS A2P (InfoTIM), other than those specifically contracted in this Agreement. These authorized routes are identified by the use of Large Accounts. If SMS A2P is proven to have been sent by unauthorized routes (long numbers or chip cards), this Agreement may be canceled unilaterally and immediately by TIM, with the CONTRACTING PARTY incurring the penalties described in clauses 11.1.1 and 5.1.9.

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5.6 In order to avoid the occurrence of any type of fraud or misuse of SMS, the CONTRACTING PARTY shall be responsible for managing the sending of its own SMS and that of its Direct Customers.

5.7 The CONTRACTING PARTY shall, whenever requested by TIM, prove the proper management of the SMS that it and its Direct Customers sent, demonstrating the non-occurrence of fraud or misuse of SMS.

CLAUSE SIX: PRICE

6.1 For each SMS sent by the CONTRACTING PARTY, we will charge a price with two components:

a) [*****];

b) [*****].

6.1.1 The sum of the two components above constitutes [*****].

6.1.2 The referred Minimum Allowance must be paid to TIM by the CONTRACTING PARTY, regardless of the use of the total number of SMS transmitted in the offer chosen by the CONTRACTING PARTY.

6.2 TIM reserves the right to set a limit on the volume of additional messages, in the case of technical impacts caused to its systems. In the case such limit is applied, TIM will formally inform the CONTRACTING PARTY, upon notification, with 30 (thirty) days in advance.

6.3 For the purposes of collection, any and all SMSs delivered between the CONTRACTING PARTY, Direct Customers and Users will included.

6.4 For the execution of the services, object of this Agreement, TIM will be paid the amounts as described in Annex III of this instrument. The amounts described in Appendix III include all direct and indirect costs and expenses of TIM, as well as all municipal, state and federal charges and taxes, labor charges, travel expenses and any other necessary for the successful and complete provision of the Service ("Price").

CLAUSE SEVEN - THE PAYMENT METHOD

7.1 TIM will send the CONTRACTING PARTY the invoice for the service provided to the address indicated in the preamble of this Agreement. The invoice will inform the number of SMSs carried in the billing cycle prior to the invoice being issued and the total amount to be paid by the CONTRACTING PARTY. Payments will be made within 30 (thirty) days as of the issue of the respective invoice.

For the Collection Invoice for InfoTIM Technical Management Service the credit payment will be made by deposit in the current account informed below:

TIM SA: CNPJ - 02.421.421 / 0001-11
Banco [XXXXX]
Branch No [XXXXX]
Current Account: [XXXXX]

7.1.1 TIM may issue a bank slip of the banking institution of its choice to send with the Sale Invoice for payment by the CONTRACTING PARTY.

7.1.1 The first charge of the minimum monthly amount specified in clause 7.1 above will be prorated, according to the charge start date, which will occur after the testing period of the Service.

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7.2 If applicable, TIM must indicate the amounts in the Sale Invoice, and the CONTRACTING PARTY will withhold the amount equivalent to [*****] of the invoice for the services, providing its collection with the INSS - Instituto Nacional do Social Security, under the terms of the current legislation.

7.3 In case ISS, PIS, COFINS, CSSL and IR taxes are withheld at the source, TIM must indicate the amounts in the invoice, and the CONTRACTING PARTY will withhold the amounts equivalent to the respective taxes, providing, under the terms of Law No. 10.833 / 2003, Law No. 10.637 / 03 and Complementary Law No. 116/03, the payment before the competent agency.

7.4 TIM is the sole responsible for the calculation of taxes and fees for prices practiced in this Agreement. The CONTRACTING PARTY shall not be liable in case of mistakes in these calculations.

7.5 If, during the term of this Agreement, new taxes, charges and tax contributions are created, or the rates used are modified, or in any way the charges on the prices now contracted are increased or decreased, the values of the respective contract may be revised, increased or decreased, in order to reflect such changes, which will be applied from the effective date of the law or resolution that implements such changes.

7.6 A fine of [*****] will be charged on any late payment, in addition to monetary update calculated according to the [*****] and default interest of [*****] per month on the total of the updated debt.

7.6.1 In this case, the charges will be billed on the next invoice thereafter.

7.7 In the event that TIM's invoice is in disagreement with the number of SMS that the CONTRACTING PARTY claims to have used, the CONTRACTING PARTY will use the invoice contestation procedures made available by TIM to its corporate customers at Tim Customer Relationship Center (CRC).

7.8 Tributes (taxes, fees, emoluments, tax contributions) due as a direct or indirect consequence of this Agreement, or of its execution, as defined in the tax rules, shall be the responsibility of TIM, without the right to reimbursement, and considered as already included in the price.

7.8.1 If the CONTRACTING PARTY is required to pay any taxes on behalf of TIM or as a result of this provision of the Service, TIM must reimburse the CONTRACTING PARTY within a maximum period of 5 (five) days.

7.9 The CONTRACTING PARTY, as a retaining source, will discount and collect, in accordance with the provisions of the applicable tax legislation, the payments it makes and the taxes to which it is bound by the respective legislation.

CLAUSE EIGHT: RESTRICTIONS

8.1 Notwithstanding the provision contained in item 5.1.4 of this Agreement, the CONTRACTING PARTY is prohibited from sending messages that contain content similar to that of the sample list in Clause 5.1.5, as well as any message or content that is in violation of the current legislation, which is untrue, fraudulent, defamatory or libelous, that violates any type of third party right, or that generates any type of civil or criminal offense.

8.2 The CONTRACTING PARTY may not use the Services to send messages with advertising content, promotion and / or sending binary SMS or WAP Push, without TIM prior and express authorization.

8.3 The CONTRACTING PARTY is prohibited from reselling telecommunication services or operations similar to those described in Clause 8.2 above, to third parties, for any reason or purpose.

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8.4 The CONTRACTING PARTY is responsible for the payment of losses and damages, including legal fees, costs and procedural expenses, as well as any other expenses resulting from judicial and / or extrajudicial demands proposed by third parties due to non-compliance with the contracted object. The Parties also agree that if TIM is part of any lawsuit filed because of non-compliance of the CONTRACTING PARTY, the CONTRACTING PARTY shall make all reasonable efforts to substitute TIM in the dispute.

8.5 The CONTRACTING PARTY undertakes to respect national and international legislation with regard to the Protection of User Information, including the provisions of Law No. 12.965 / 2014 (Marco Civil Law).

CLAUSE NINE: CONFIDENTIALITY

9.1 The Parties, their employees and their subcontractors shall not disclose any documents or information to which they have access, in connection to the object of this Agreement. The disclosure and / or reproduction, whether total or partial, of any Information in connection to this Agreement or any details about its development, must be made only with the prior written consent of the other Party, always respecting the legal limits, the best practices and normative documents of the SUPPLIER PARTY regarding security and privacy.

9.2 Each Party (hereinafter “Receiving Party”) shall keep all information provided by the other Party (hereinafter “Supplying Party”) in the strictest secrecy and may not disclose it to third parties without the prior written consent of the Supplying Party. The Receiving Party may not use the Information for any purpose other than the performance of this Agreement. The obligations described above will not apply to any Information that:

(i)          is already in the public domain at the time of its disclosure;

(ii)         becomes public domain after its disclosure, without the disclosure being made in violation of the provisions of this Agreement;

(iii)        is legally disclosed to any of the Parties, their Affiliates or their Representatives by third parties who, as far as the Receiving Party, its Affiliates or Representatives are aware, are not in breach, in relation to the information provided, of any obligation of confidentiality;

(iv)        must be disclosed by the Receiving Party, in accordance with an order issued by an administrative or judicial body with jurisdiction over said Party, only to the extent of such order; or

(v)         is independently obtained or developed by either Party without any breach of the obligations set forth in this Agreement, except when such information is developed on the basis of Confidential Information.

9.3 The Receiving Party of Confidential Information shall communicate to the Supplying Party as soon as it is aware of it, any request for such information by any competent public authorities or through any judicial process, so that the Supplying Party is able to take the legal measures it deems necessary.

9.4 The Parties are aware that each of them is part of an organization of several legal entities in different jurisdictions ("Associated" companies), and that it may be necessary or appropriate to provide Information to Associated companies. For this reason, each Party (both on the condition of a Supplying Party and a Receiving Party under this Agreement) agrees that:

(i) The Receiving Party may provide Information to an Associated company, but only due to the need for the latter to become aware of this information in order to carry out the purposes provided for in this Agreement, respecting the legal guidelines in force and within the limits of the consent provided by the holder of the data; and

(ii) Each Party guarantees compliance and adequate confidentiality, by its Associated companies, with the terms and conditions of this Clause.

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9.5 Each Party shall limit access to Information to those employees, representatives, contractors or advisors to whom such access is reasonably necessary or appropriate for the proper performance of obligations under this Agreement.

9.6 The duty of Confidentiality covers the Information received by the Parties, either orally or in writing, through various communication procedures, such as telephone and digital media, once one Party was made aware by the other Party of this confidentiality, by any means.

9.7 The non-observance of any of the provisions established in this Clause will subject the offending Party to the competent judicial and administrative procedures, of civil and criminal order, including early protection, preliminary injunctions and indemnification for losses and damages that may come to another Party.

9.8 The obligation of confidentiality is irrevocable and irreversible, and must be observed even after the termination of this Agreement.

9.9 All Confidential Information transmitted or disclosed to the Receiving Party must be returned to the Supplying Party or otherwise destroyed by the Receiving Party irretrievably, as soon as the need for its use by the Receiving Party has ended or as soon as requested by the Supplying Party and, in any case, in the event of termination of this Agreement. At the request of the Supplying Party, the Receiving Party shall be responsible for transporting the requested information and promptly issue a declaration to be signed by its legal representative, confirming that all Information not returned to the Supplying Party has been completely destroyed.

9.10 Failure to comply with this clause will result in immediate termination of this Agreement, regardless of prior notification.

CLAUSE TEN: TERMINATION

10.1 The Parties agree that this Agreement may be terminated unilaterally, by either Party, at any time, without reason, and without incurring any fine or penalty, upon prior notice sent in writing, at least 60 (sixty) days in advance, in the exact terms of article 473 of the Civil Code. The Parties are fully aware that they will not be able to oppose any termination, under any circumstances.

10.2 Without prejudice to the applicable fines and indemnities, under the terms of this instrument, the Parties may terminate this Agreement by means of a simple judicial or extrajudicial notification, without observing any term, in any of the following circumstances:

a)        Immediately and without any burden to TIM, if the provision of Service object of this Agreement is prohibited by the National Telecommunications Agency - ANATEL or any state agency that has competence for such, as well as the advent of Brazilian legislation at any level that prevents the Service;

b)        By either Party, in the event of total or partial failure to fulfill the obligations assumed in this Agreement;

c)        By TIM, in the case of late payment, as provided in clause 5.1.2;.

d)        In the event of bankruptcy, bankruptcy filing, judicial or extrajudicial recovery, or insolvency of either Party;

e)        A fact that, due to its nature and severity, affects the CONTRACTING PARTY 's reliability and morality or that is likely to cause damage or compromise, even if indirectly, TIM's reputation; and

f)        In case of violation of any of the declarations and guarantees contained in the Ethics Clause in the Deals of this Agreement.

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10.3 If TIM fails to use the right to terminate the Agreement under the terms described in the previous items, it may, at its sole criteria, suspend the execution of the same, until the CONTRACTING PARTY fully complies with the breached contractual obligation. Any payments, refunds or adjustments will be suspended during this period (without prejudice to the application of penalties to which the CONTRACTING PARTY is subject).

CLAUSE ELEVEN: PENALTIES

11.1 If any of the Parties breach any of the obligations established in this Agreement, such breach will be communicated by the aggrieved Party, by means of a written notice, delivered directly, via email or by post, so that it can be remedied within ten (10) business days.

11.1.1 The non-regularization of the breach will, at the discretion of the aggrieved Party, give cause to the termination of the Agreement, as well as the application of a compensatory fine in the amount of [*****] of the amount of the last invoice, without prejudice to the losses and damages arising therefrom.

11.2 In the event of termination for any reason attributable to the CONTRACTING PARTY, in accordance with the terms of this Agreement, the latter responds for the payment of losses and damages to be determined.

11.3 Based on this Agreement, the fines that may be applied will be considered payable or TIM may collect them in court and this Agreement shall be considered as extrajudicial executive title under the terms of article 784, III of the Civil Procedure Code.

11.4 In cases in which the CONTRACTING PARTY breaches any of the rules set forth in this Agreement, TIM may, at its sole criteria, suspend the services, or even cancel the services, by means of prior communication to the CONTRACTING PARTY.

11.5 The termination for non-payment by the CONTRACTING PARTY does not affect the enforceability of the charges arising from the Agreement, when applicable.

11.6 If TIM finds that the use of the aforementioned services, by the CONTRACTING PARTY and by their respective Direct Customers is disrespecting the rules that regulate the contracted object, TIM may terminate this Agreement.

11.7 If there has been proven misuse of the service(s), fraud, or failure to comply with obligations set forth in clause nine of this Agreement and in the applicable legislation, TIM may, by means of prior notice, suspend or immediately terminate the Agreement, to its criteria, without prejudice to the collection of the penalty described in item 11.1.1.

CLAUSE TWELVE: ETHICS IN BUSINESS

12.1 In this act, the PARTIES declare to have (i) their own codes of conduct that follow the guidelines and principles of ethical, equitable and transparent behavior to which their administrators, employees and collaborators are subject, and (ii) compliance programs that aim to ensure (a) compliance with the legislation, codes, regulations, rules, policies and anti-corruption procedures of any government or competent authority, considering the jurisdiction where business and services will be conducted or carried out under this Agreement - in particular, Law No 12.846 / 2013, Decree No. 8.420 / 2015 and the Law of the United States of America against corrupt practices abroad (“FCPA”) -, and (b) the identification of misconduct by its managers, employees and others employees, directly or indirectly related to them.

12.2 Accordingly, the CONTRACTING PARTY declares and warrants that:

12.3 It recognizes that TIM business and performance is oriented towards the observance of ethics and sustainable development and growth and respect for and protection of human rights, labor law, the principles of environmental protection and the fight against all forms of corruption, in the light of the principles of the Global Compact of United Nations Organizations;

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12.4 It acknowledges that the terms of its Code of Ethics and Conduct, Anti-Corruption Policy and Conflict of Interest are available at TIM website at http://www.tim.com.br/ri - Governança, Codigo de Etica, whose guidelines are widely disseminated in the company's environment, the market and society;

12.5 It complies with and ensure that all of its employees, subcontractors, consultants, agents and / or representatives in connection to this Agreement, even if indirectly, comply with TIM's Code of Ethics and Conduct and Anti-Corruption and Conflict of Interests Policy, mentioned in item 12.4;

12.6 It is aware that TIM repudiates and condemns acts of corruption in all its forms, including extortion and bribery, especially those provided for in Law No. 12.846 / 2013 and in the “FCPA”, the financing of terrorism, child labor, illegal, forced and / or analogous to slavery, as well as all forms of exploitation of children and adolescents and any and all acts of harassment or discrimination in their work relationships, including in the definition of remuneration, access to training, promotions, dismissals or pensions, whether regarding race, ethnic origin, nationality, religion, sex, gender identity, sexual orientation, age, physical or mental disability, union affiliation or that violates (i) human rights and / or implies or results in physical or mental torture; (ii) health and personal safety and / or the work environment; (iii) the right of free association of employees, (iv) environmental and sustainability rights, and (v) the appreciation of diversity; and

12.7 It has not been sentenced for any act detrimental to public administration, nor has it been or is listed by any government or public agency (such as United Nations or World Bank) as excluded, suspended or indicated for exclusion and / or suspension or ineligible for government bidding programs

12.8 According to the responsibility under article 2 of Law No. 12,846 / 2013, the CONTRACTING PARTY will not conduct any harmful act foreseen in such law - in particular, it did not offer to pay, nor paid, will not pay, offered, promised or give, directly or indirectly, any amount or item of value, including any eventual amounts paid to it by TIM, to any employee or official of a government, company or society controlled by the government or owned by it, political party, candidate for office politician, or anyone else being aware of or believing that such a value or item of value will be passed on to someone to influence any action, omission or decision by such person or by any government agency for the purpose of obtaining, retaining or conducting business for the Contracting Party and / or TIM - as well as in violation of the provisions contained in the “FCPA”, in the exclusive interest and / or benefit or not, of TIM.

12.8.1 In addition, the CONTRACTING PARTY declares, in this act, to be aware of TIM Participações Complaint Channel, available at http://www.tim.com.br/canal-denuncia/?origin=RI, and commits itself to submit any and all attempts and / or practices to which it is submitted, becomes aware, or against which it is invested that fits the conducts described in Law No. 12.846 / 2013 and / or violate TIM's internal regulations, in particular, but not limited to the Code of Ethics and Conduct, the Anti-Corruption and Conflict of Interest Policy and / or current legislation.

12.9 TIM may, regardless of any contrary provision contained in this Agreement and upon sending prior notification, or not, suspend and / or terminate this Agreement in case of breach of any declaration and / or warranty established in this Clause.

12.9.1 The CONTRACTING PARTY shall indemnify and exempt TIM and / or its representatives from and against any loss, claim, cost or expense incurred by TIM and / or its representatives, based on or arising from any violation of the declarations and guarantees set forth in this Clause or due to any violation of the provisions of the aforementioned legislation resulting from any act, active or omissive, of the CONTRACTING PARTY and / or its counselors, directors, employees and / or representatives.

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12.10 Finally, TIM declares that the provisions of this Agreement were negotiated in light and in strict compliance with its Code of Ethics and Conduct and the legislation for the protection of the environment, demonstrating its commitment to sustainable development and maintaining the balance of ecosystems, according to the Environmental Policy available at http://ri.tim.com.br/ - Sobre a TIM - Sustentabilidade. Furthermore, with regard to the provisions contained in this Clause, the CONTRACTING PARTY, as supplier and / or commercial partner, undertakes to observe and disseminate the aforementioned ethical and social principles and values, as well as that of the competition.

CLAUSE THIRTEEN- DATA PROTECTION

13.1 The CONTRACTING PARTY shall ensure that it will process the data of PMS TIM Customers only and exclusively for the purpose of this Agreement, for the legitimate interest and execution of this Agreement, observing the principles of adequacy and need for data treatment. The CONTRACTING PARTY is full and exclusively responsible for any breach and / or misuse of data and for the losses that it may cause to PMS TIM Customers and TIM itself.

13.2 The CONTRACTING PARTY further undertakes to implement technical and administrative security measures to protect personal data against accidental or unlawful destruction, accidental loss, alteration, diffusion or unauthorized access, as well as any other form of inadequate or unlawful data treatment, subject to the provisions of Decree No. 8.771 / 2016.

13.2.1 The systems used by the CONTRACTING PARTY for the processing of personal data must be structured in order to meet the security requirements, the standards of good practices and governance and the general principles provided for in the current legislation and the other regulatory rules, guaranteeing the inviolability of intimacy, honor and reputation of the information holders.

13.3 The CONTRACTING PARTY will inform TIM immediately, and must provide all necessary support to any investigation that may be carried out, in case there is any breach of security and / or suspicion thereof, regardless of whether or not it jeopardizes the security and integrity of personal data.

13.4 The CONTRACTING PARTY shall ensure that the collaborators and / or external service providers it hired that have access to personal data in connection with this Agreement, comply with the legal provisions applicable in the matter of protection of personal data, not giving or disclosing such personal data to third parties, nor making use of them for any purposes other than those strictly permitted by TIM under the terms of this Agreement.

13.5 This Agreement does not authorize the CONTRACTING PARTY to subcontract another company, in whole or in part, for the exercise of any personal data processing activity related to the object of the contract, except for any infrastructure and / or auxiliary services that are strictly necessary for the regular conduct of the CONTRACTING PARTY's operations, and provided that the providers of such infrastructure and / or auxiliary services are identified by the CONTRACTING PARTY before signing this Agreement.

13.6 For all purposes, the subcontracted party will be considered OPERATOR, being obliged, at least, to comply with the obligations established in this Agreement. The CONTRACTING PARTY is responsible for ensuring that the subcontracted party is subject to the same obligations of this Agreement. The CONTRACTING PARTY is fully responsible, before TIM, for the data processing activities carried out by the subcontracted party, as well as for any incidents occurred in the context of the processing of personal data by such subcontracted party, as provided for in this Agreement.

13.7 Whenever possible, especially in the event that the transfer of personal data to third parties is necessary, such treatment will take place anonymously, preserving the identity of the holders of personal data and without allowing their identification.

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13.8 After fulfilling the purpose of data treatment for the due fulfillment of this Agreement by the CONTRACTING PARTY, it must make sure that the personal data are irreversibly and immediately deleted from all bases managed, administered and / or in any way controlled by the CONTRACTING PARTY, guaranteeing its confidentiality.

13.9 If the CONTRACTING PARTY processes data on an international territory and / or deals with information from residents outside the Brazilian territory, it must obtain prior approval from TIM and follow its instructions in this regard, as well as the guidelines of the regulations and applicable privacy and protection laws of personal data.

CLAUSE FOURTEEN: GENERAL PROVISIONS

14.1 Any communications between the Parties relating to this Agreement will only take effect, as provided in this Agreement, if made in writing and (a) delivered by hand or (b) sent by mail with Notification of Receipt (NR), or sent during business hours of business days by email with confirmation of receipt of the recipient of the email. For the purposes of communications relating to this Agreement, the following information and addresses of the Parties must be considered:

For the CONTRACTING PARTY:
Address: [XXXXX]
Att.: [XXXXX]
Email: [XXXXX]

For TIM:
Address: [XXXXX]
Att.: [XXXXX]
Email: [XXXXX]

14.2 This Agreement does not create any type of company, association, joint venture or any other relationship of a similar nature between the Parties, and neither Party is permitted to act on behalf of the other.

14.3 This Agreement contains the full commitment between the Parties with respect to its object and replaces any previous contractual instrument or agreement, written or oral, with respect to all matters covered by or mentioned in this Agreement.

14.4 This Agreement binds the Parties and any of their successors, and shall automatically transferred to the supervening entity, and any authorized assignees. Any alteration or modification of this Agreement will only be valid upon a written ammendment, which shall be signed by the legal representatives of the Parties.

14.5 The Parties expressly acknowledge that all provisions of this Agreement have been fully negotiated and accepted with the support of their legal advisors, thus reflecting the subjective good faith of the Parties to this Agreement.

14.6 Failure or delay, by either Party, in exercising any right arising from this Agreement will not imply in a waiver or novation, and shall be construed as mere liberality, and the right may be exercised at any time, unless the Parties expressly provide otherwise.

14.7 Neither Party will be liable to the other for any delay or failure to enforce any provision of this Agreement as a result of acts of God and force majeure, under the terms of the Civil Code.

14.8 In case of doubt or contradiction between this Agreement and its annexes, the provisions of this Agreement will always prevail.

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14.9 Taxes that are due directly or indirectly in connection with this Agreement or its execution are the responsibility of the Party that causes such tax obligation, as defined in the applicable law.

14.10 The Parties declare, under the penalties of law that the attorneys-in-fact and / or legal representatives undersigned are duly constituted in the form of the respective constitutive acts, with powers to assume the obligations now contracted.

CLAUSE FIFTEEN: JURISDICTION AND APPLICABLE LAW

15.1 This Agreement is governed by Brazilian law.

15.2 The Central Forum of the City of Sao Paulo is elected, with express resignation to any other, however privileged it may be, to settle any doubts or litigation arising from this Agreement.

IN WITNESS WHEREOF, the Parties sign this instrument in two (2) counterparts of equal content and form, in the presence of two (2) witnesses indicated below.

São Paulo, July 21, 2020

/s/ Andre Brandolise Foresto
TIM SA

/s/ Fabio Matias de Souza /s/ Renato Friedrich
ZENVIA MOBILE SERVIÇOS DIGITAIS SA

/s/ Renato Ferri Soares Pinto
WITNESS

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